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                                                                    EXHIBIT 10.3


December 5, 1996



Praveen Tyle, Ph.D.
14850 Gable Ridge Road
San Diego, CA  92128

Dear Praveen:

I am pleased to present for your consideration the following proposal to join Aronex as Vice President, Pharmaceutical Development and Operations. In this position you will report directly to me. Your responsibilities will include directing Pharmaceutical Development, Chemistry, Quality Control, and Manufacturing. In addition, one individual for Document Control from Regulatory Affairs will report to you. You will be responsible for planning, budgeting and developing the Company's Pharmaceutical Development and Operations activity, and assure the Company's products are manufactured under G.M.P. You will be a member of the Company's Executive Committee. A starting date of February 3, 1997 is anticipated, although I would prefer an earlier start date, if possible.

Compensation for the position would include the following:

     Base salary:     $168,000 annually

     Stock Grant:     Total 5,000 shares

     Stock Option:    100,000 options at fair market value, 30,000 to vest upon
                      joining Aronex. The balance will vest over four years at a rate of 1/48 per month. Additional options will be granted on a yearly basis dependent upon Board approval.

     Bonus: A target annual bonus of 20% of base salary in cash, stock grants, and/or stock options, dependent upon you meeting Company goals and Board approval.

     Performance
     Evaluation:      July Performance evaluation with full consideration.

     Benefits:        Benefits would include medical, dental, and disability,
                      401K plan, stock purchase plan, medical benefits, cafeteria plan, three weeks annual vacation, and all other
                      Company benefits defined in the Company's Benefits
                      Summary.

     Relocation:      Up to two trips to Houston for you and your wife to select new housing. Moving costs of personal property. Costs related to real estate commission and closing costs of your current home, and closing costs associated with purchase of a new home (including up to one percent loan origination and two mortgage points). Up to six months of temporary housing or the mortgage payments on your San
                      Diego house if it has not been sold by the time you have moved and taken up residence in Houston. The goal is for you to have to pay housing costs at only one location. The
                      Company will cover a loss on the sale of your current home up to a maximum of $15,000, based on the difference between your cost basis for your San Diego home of $215,800 and the final sales price. The Company will also cover gross-up costs related to your relocation expenses, but not for the stock grants.
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Praveen Tyle, Ph.D.
December 5, 1996
Page 2



     Employment
     Agreement:       A one year severance package of base salary and benefits
                      if terminated by the Company for reasons other than cause.

I believe this package is very reasonable and reflects the importance of the position and the value we perceive you will bring to Aronex.

I hope you find this proposal acceptable. I look forward to you joining Aronex as early as possible

Best regards,

/s/ James M. Chubb

James M. Chubb, Ph.D.
President

JMC/cc

Enclosure


Accepted and Agreed upon this 18th day of December, 1996.



                                    /s/ Praveen Tyle, Ph.D.
                                    -----------------------
                                    Praveen Tyle, Ph.D.